EXHIBIT 10.93.1
STATE OF VERMONT PUBLIC SERVICE BOARD
Docket No. 7191 Tariff filing of Central Vermont Public Service Corporation requesting a 6.15% increase in its rates, for implementation as of February 1, 2007	) ) ) )

First Amendment to

MEMORANDUM OF UNDERSTANDING

            On September 8, 2006, a Memorandum of Understanding (the "MOU" or "Memorandum") was entered which set forth the agreements reached between the Vermont Department of Public Service ("DPS" or the "Department"), and Central Vermont Public Service Corporation ("CVPS", "Central Vermont", or the "Company") (together, the "Parties"), regarding CVPS's rate increase request as filed with the Vermont Public Service Board ("PSB" or the "Board") in the above-referenced docket. This First Amendment to the Memorandum of Understanding sets forth further agreements as specified below. Except as specifically amended below, the MOU remains in full force and effect in accordance with its terms.

            1.     On October 31, 2006, the Department and Central Vermont reached a settlement in principle of the issues in Docket No. 7162, CVPS's request for an accounting order relating to incremental costs of a Vermont Yankee outage. That settlement results in an agreement for CVPS to defer $1.493 million of such costs pursuant to an order the Parties will request to be issued in Docket No. 7162. The settlement also permits recovery of those costs over 24 months as part of this Docket No. 7191 MOU. Recovery of the agreed incremental costs for the Vermont Yankee outage would begin in the rates proposed to be effective January 1, 2007. In accordance with those understandings, the MOU is amended as follows:

            a.       The first sentence of Paragraph 7 of the MOU is hereby amended to read:

The undersigned Parties agree that a rate increase in CVPS's annual revenues from retail customers of approximately $10.833 million, or 4.07%, effective with service rendered on or after January 1, 2007, will result in just and reasonable rates subject to the terms of this MOU.

            b.       The first two sentences of Paragraph 8 of the MOU are hereby amended to read:

CVPS's illustrative Cost of Service, rate base, and cost of capital are as set forth in Attachment 1-A. The Parties accept CVPS's proposed Cost of Service, rate base, and cost of capital (Attachment 1-A) for purposes of this Memorandum only because the overall rate levels established by this Memorandum will be just and reasonable subject to the terms and conditions hereof.

            c.       Paragraph 11 of the MOU is hereby deleted and replaced to read:

11.     Docket No. 7162 Accounting Order Request: (a) On October 31, 2006, the Department and Central Vermont reached a settlement in principle of the issues in Docket No. 7162, CVPS's request for an accounting order relating to incremental costs of a Vermont Yankee outage. That settlement results in an agreement for CVPS (i) to defer $1.493 million of such costs pursuant to an order the Parties will request to be issued in Docket No. 7162, and (ii) to be permitted to recover those costs over 24 months as part of this Docket No. 7191 MOU. Recovery of the agreed incremental costs for the Vermont Yankee outage would begin in the rates proposed to be effective January 1, 2007. Attachment 1-A reflects the addition of the amortization in the proposed rates that are the subject of the MOU. In the event the Board does not approve the settlement in Docket No. 7162 or the $1.493 million included in the settlement therein is revised, the Company shall record a regulatory asset or liability to reflect the difference between the monthly amortization reflected in rates and the actual monthly amortization of the deferred amount approved in Docket No. 7162.

(b) CVPS amortized the receipt of $1,088,297 from the VYNPC Internal Revenue Service settlement over three years to reduce the Cost of Service in this proceeding by $362,766 per year. See Schedule 7, page 2 ("Regulatory Assets, Deferred Debits, and Regulatory Liabilities"), line 43. This amortization shall be applied to increase earnings in the Rate Year (and shall be included in the calculation of the earnings cap amounts), and CVPS shall include such amortization to reduce its Cost of Service in 2008 and 2009.

            d.       The second sentence of the second paragraph of Paragraph 12 of the MOU is hereby amended by inserting the word "and" before "(ii)" and deleting the phrase "and (iii) not include the effect on the books of a decision in Docket No. 7162."

            2.     The General Provisions of Paragraphs 25-31 of the MOU apply to this MOU Amendment.

            DATED at Montpelier, Vermont this 3d day of November, 2006.

By: By:

VERMONT DEPARTMENT OF
      PUBLIC SERVICE

   /s/ Geoffrey Commons, Esq.
    Geoffrey Commons, Esq.
    Special Counsel

CENTRAL VERMONT PUBLIC
      SERVICE CORPORATION

   /s/ Kenneth C. Picton, Esq.
    Kenneth C. Picton, Esq.
    Assistant General Counsel